                                                                    EXHIBIT 12.1

                            NTL COMMUNICATIONS CORP.

                              NINE MONTHS ENDED               YEAR ENDED DECEMBER 31,
                                SEPTEMBER 30,     -----------------------------------------------
                                     2000          1999      1998      1997      1996      1995
                              -----------------   -------   -------   -------   -------   -------
Fixed charges:
Interest.....................    $   604.3        $ 719.8   $ 356.6   $ 209.4   $ 147.3   $  40.6
Amortization of debt
  expense....................         18.0           16.9      10.2       7.8       8.9       1.4
Interest portion of rental
  expense....................          8.2            9.2       9.8       6.0       5.0       0.6
                                 ---------        -------   -------   -------   -------   -------
Fixed charges................        630.5          745.9     376.6     223.2     161.2      42.6
Preferred stock dividend
  requirement................           --           13.1      18.7      12.0        --        --
                                 ---------        -------   -------   -------   -------   -------
Combined fixed charges and
  preferred stock dividend
  requirement................    $   630.5        $ 759.0   $ 395.3   $ 235.2   $ 161.2   $  42.6
                                 =========        =======   =======   =======   =======   =======
Earnings:
(Loss) from operations.......    $(1,126.4)       $(741.9)  $(507.3)  $(344.1)  $(258.6)  $(100.2)
Fixed charges................        630.5          745.9     376.6     223.2     161.2      42.6
Less: Capitalized interest...        (56.5)         (41.8)    (27.7)     (6.8)    (10.3)    (12.2)
                                 ---------        -------   -------   -------   -------   -------
                                 $  (552.4)       $ (37.8)  $(158.4)  $(127.7)  $(107.7)  $ (69.8)
                                 =========        =======   =======   =======   =======   =======
Ratio of Earnings to Fixed
  Charges(1).................           --             --        --        --        --        --

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The ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends is not meaningful for the periods that result in a deficit.

(1) For the nine months ended September 30, 2000 and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, the deficit of earnings to fixed charges was $1,182.9 million, $783.7 million, $535.0 million, $350.9 million, $268.9 million and $112.4 million, respectively. For the years ended December 31, 1999, 1998 and 1997, the deficit of earnings to combined fixed charges and preferred stock dividends was $796.8 million, $553.7 million and $362.9 million, respectively.